Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Distoken and Youlife, adjusted to give effect to the Business Combination and related transactions (collectively, the “Transaction”). Such unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Distoken is a blank check company incorporated as a Cayman Islands exempted company on July 1, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities. On February 13, 2023, the registration statement for Distoken’s initial public offering was declared effective and on February 17, 2023, Distoken consummated its initial public offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units sold), which includes the full exercise by the underwriters of their over-allotment option in the amount of 900,000 Units, at $10.00 per Unit, generating gross proceeds of US$69,000,000 which is held in the trust account. On November 10, 2023, Distoken held an extraordinary general meeting, at which the Distoken’s shareholders approved, as a special resolution, an amendment to the Distoken’s Memorandum and Articles of Association to amend the terms of the Original Extension and to give the Board the right to extend the date by which Distoken has to consummate a business combination (such date, the “Termination Date”) from November 17, 2023 on a monthly basis up to twelve (12) times until November 18, 2024, or such earlier date as determined by the Board (the “New Extension”). In connection with the New Extension, shareholders holding 3,018,308 ordinary shares exercised their right to redeem such shares for a pro rata portion of the trust account (the “Extension Redemption”). As a result of the Extension Redemption, an aggregate amount of US$31.9 million (approximately US$10.57 per share) was removed from the trust account to pay such holders.

On November 14, 2024, Distoken held an extraordinary general meeting, at which the Distoken’s shareholders approved, as a special resolution, an amendment to the Distoken’s Memorandum and Articles of Association to amend the terms of the Original Extension and to give the Board the right to extend the date by which Distoken has to consummate a business combination from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025, or such earlier date as determined by the Board (the “2024 New Extension”). In connection with the 2024 New Extension, shareholders holding 3,229,522 ordinary shares exercised their right to redeem such shares for a pro rata portion of the trust account (the “2024 Extension Redemption”). As a result of the 2024 Extension Redemption, an aggregate amount of US$36.3 million (approximately US$11.24 per share) was removed from the trust account to pay such holders. Following the 2024 Extension Redemption, the Company has 652,170 public shares outstanding.

On May 30, 2025, Distoken held an extraordinary general meeting of shareholders (the “Meeting”) in connection with its previously announced business combination. In connection with the Meeting, shareholders holding 601,118 of Distoken’s public shares exercised their right to redeem such shares for a pro rata portion of the funds in the trust account of Distoken. As a result, approximately US$7.1 million (approximately US$11.86 per share) will be removed from the trust account to pay such holders. Following redemptions, Distoken has 51,052 public shares outstanding.

Youlife is a leading blue collar lifetime service platform in China, aiming to become the lifetime service platform of blue collar talent’s first choice. Empowered by Youlife’s advanced technology, Youlife assists blue collar talent with their skill improvement and lifetime career development, for their happy work and life. Youlife provide blue collar talent with comprehensive and lifetime services, including vocational education services, HR recruitment services, employee management services and market services and solutions, to improve their vocational knowledge, practical skills, and life quality for their enhanced employment opportunities as well as better life.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited historical balance sheet of Distoken as of December 31, 2024, with the audited historical consolidated balance sheet of Youlife as of December 31, 2024, assuming that the Transaction occurred on December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the audited historical statement of operations of Distoken for the year ended December 31, 2024 with the audited historical consolidated statement of operations of Youlife for the year ended December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited historical statement of operations of Distoken for the year ended December 31, 2023, with the audited historical consolidated statement of operations of Youlife for the year ended December 31, 2023, included elsewhere in this proxy statements/prospectus, gives pro forma effect to the Transaction and related transactions as if they had occurred on January 1, 2023. Distoken and Youlife have not had any historical relationship prior to the Transaction, accordingly, no pro forma adjustments were required to eliminate activities between the companies. The historical financial information about Distoken has been translated from U.S. dollars to Renminbi in “Notes to Unaudited Pro Forma Condensed Combined Financial Information—Basis of Presentation.”

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined companies’ financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Distoken’s and Youlife’s audited financial statements and related notes, the sections titled “Operating and Financial Review and Prospects” and other financial information included elsewhere in this report.

The Business Combination will be accounted for in a manner similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. The pro forma share and per share information assume that the Transactions are effective on January 1, 2023.

Description of the Transactions

On May 17, 2024, Distoken entered into the Business Combination Agreement with Youlife, Youlife I Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Youlife (“First Merger Sub”), Youlife II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Youlife (“Second Merger Sub”), and Youlife International Holdings Inc., a Cayman Islands exempted company (the “Company”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement(the “Closing”), (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Youlife and the outstanding shares of the Company being converted into the right to receive shares of Youlife; and (b) Second Merger Sub will merge with and into Distoken (the “Second Merger”, and together with First Merger, the “Mergers”), with Distoken surviving the Second Merger as a wholly-owned subsidiary of Youlife and the outstanding securities of Distoken being converted into the right to receive substantially equivalent securities of Youlife (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

Under the Business Combination Agreement, the aggregate merger consideration amount to be paid to the shareholders of the Company is US$700,000,000 and will be paid entirely in newly issued ordinary shares of Pubco (Pubco Class A Ordinary Shares, Pubco Class A Ordinary Shares in the form of Pubco ADSs and Pubco Class B Ordinary Shares) at the Closing, with each share valued at US$10.00.

As a result of the Mergers, each share of the Company, other than the ordinary shares of the Company held by Youtch Investment Co., Ltd (which is wholly owned by Mr. Yunlei Wang, Chief Executive Officer and Chairman of the Board of Youlife and Pubco) (the “Company Founder Shares”), that is issued and outstanding immediately prior to the time the First Merger is effective (the “First Merger Effective Time”) will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares (or Pubco Class A Ordinary Shares in the form of Pubco ADSs) equal to the Exchange Ratio (as defined below) in accordance with the Business Combination Agreement. Each Company Founder Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive such number of Class B ordinary shares of Youlife equal to the Exchange Ratio and in accordance with the Business Combination Agreement, with each such Class B ordinary share of Youlife entitling each holder thereof to 20 votes for each Class B ordinary share held by such holder. Each outstanding public warrant and private warrant of Distoken will convert into one Youlife public warrant and one Youlife private warrant, respectively. Each issued and outstanding right of Distoken will automatically be converted into one-tenth of one Class A ordinary share in the form of Pubco ADSs.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the total number of ordinary shares and preferred shares of the Company.

“Company Merger Shares” means a number of Youlife shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) $10.00.

In accordance with the Business Combination Agreement, each Distoken Warrant outstanding immediately prior to the time the Second Merger is effective (the “Second Merger Effective Time”) shall cease to be a warrant with respect to ordinary shares of Distoken and be assumed by Youlife and converted into a warrant to purchase one Class A Ordinary Share in the form of Pubco ADSs. Each warrant converted shall continue to have and be subject to substantially the same terms and conditions as were applicable to such warrants immediately prior to the Second Merger Effective Time. Given the terms of the warrants, Public Warrants and Private Warrants are classified as equity instruments because in no event will the Company be required to net cash settle the Public Rights or Public Warrants.

The following table summarizes the pro forma number of shares of Youlife ordinary shares outstanding upon the Closing, prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares:

	Shares Outstanding
	Shares	%
Youlife Shareholders A	58,839,192	77.3%
Youlife Shareholders B	11,160,808	14.6%
Distoken Public Shareholders	51,052	0.1%
Holder of Founder Shares	1,725,000	2.3%
Holder of Private Shares	545,000	0.7%
Holders of Representative Shares	278,000	0.4%
Holders of Public Rights	690,000	0.9%
Holders of Private Rights	54,500	0.1%
PIPE Investors	2,704,949	3.6%
Total Shares Outstanding	76,048,501	100.0%

Accounting for the Business Combination

Youlife has determined that it is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the transaction was to assist Youlife with the refinancing and recapitalization of its business. Youlife is the larger of the two entities and is the operating company within the combining company. Youlife will have control of the board as it will hold all seats on the board of directors. Youlife’ senior management will be continuing as senior management of the combined company. In addition, the voting rights in the combined entity will be held by existing Youlife’s shareholders.

As Youlife was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Distoken is the cash in the Trust Account. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of Youlife issuing shares and warrants for the net monetary assets of Distoken.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2024

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	Distoken				Youlife		Actual Redemption
ASSETS	Historical	Transaction Accounting Adjustments	Note	Pro Forma	Historical	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Current assets
Cash and cash equivalents	110	-		110	126,531	126,641	197,442	A	279,854
							55,841	B
							(7)	F
							(8,753)	G
							(9,299)	F
							(29,972)	H
							(52,039)	I
Accounts receivables, net	-	-		-	287,860	287,860	-		287,860
Prepayments and other receivables, net	228	-		228	248,494	248,722	-		248,722
Inventories, net	-	-		-	3,704	3,704	-		3,704
Total current assets	338	-		338	666,589	666,927	153,213		820,140
Non-current assets
Property and equipment	-	-		-	147,303	147,303	-		147,303
Right-of-use assets	-	-		-	43,156	43,156	-		43,156
Intangible assets	-	-		-	9,986	9,986	-		9,986
Deferred tax assets	-	-		-	28,147	28,147	-		28,147
Other non-current assets	-	-		-	13,182	13,182	-		13,182
Investments held in Trust Account	54,428	654	a	55,841	-	55,841	(55,841)	B	-
		759	b
Total non-current assets	54,428	1,413		55,841	241,774	297,615	(55,841)		241,774
Total assets	54,766	1,413		56,179	908,363	964,542	97,372		1,061,914
LIABILITIES
Current liabilities
Contract liabilities	-	-		-	19,991	19,991	-		19,991
Trade and bills payables	8,122	-		8,122	70,690	78,812	(6,246)	H	72,566
Other payables and accruals	-	-		-	141,888	141,888	-		141,888
Short-term borrowings	-	-		-	45,893	45,893	-		45,893
Lease liabilities	-	-		-	9,401	9,401	-		9,401
Tax payable	5,651	-		5,651	2,182	7,833	-		7,833
Advances from Sponsor	7	-		7	-	7	(7)	F	-
Promissory note – Sponsor	5,579	-		5,579	-	5,579	(5,579)	F	-
Extension Note – Sponsor	3,066	654	a	3,720	-	3,720	(3,720)	F	-
Total current liabilities	22,425	654		23,079	290,045	313,124	(15,552)		297,572
Non-current liabilities
Lease liabilities - non current	-	-		-	27,902	27,902	-		27,902
Long-term borrowings	-	-		-	1,474	1,474	-		1,474
Total non-current liabilities	-	-		-	29,376	29,376	-		29,376
Total liabilities	22,425	654		23,079	319,421	342,500	(15,552)		326,948
Commitments and Contingencies
Ordinary shares subject to possible redemption 652,170 and 3,881,692 shares at $11.36 and $10.50 per share redemption value as of December 31, 2024 at 2023, respectively	54,063	654	a	55,476	-	55,476	(55,476)	C	-
		759	b
Mezzanine equity:
Series C and Series C+ convertible redeemable preferred shares	-	-		-	1,006,048	1,006,048	(1,006,048)	E	-
SHAREHOLDERS’ EQUITY
Class A ordinary shares	-	-		-	-	-	-	A	44
							43	E
							-	C
							1	D
							-	I
Class B ordinary shares	-	-		-	-	-	8	E	8
Ordinary shares	2	-		2	149	151	(2)	D	-
							(149)	E
Treasury shares	-	-		-	(31)	(31)	-		(31)
Additional paid-in capital	-	-		-	175,847	175,847	197,442	A	1,321,662
							55,476	C
							(11,346)	D
							98	E
							(15,107)	G
							(34,757)	H
							1,006,048	E
							(52,039)	I
Statutory surplus reserve	-	-		-	9,367	9,367	-		9,367
Accumulated losses	(21,724)	(654)	a	(22,378)	(621,794)	(644,172)	11,347	D	(615,440)
							6,354	G
							11,031	H
Total equity/(deficit) attribute to ordinary shareholders of Youlife	(21,722)	(654)		(22,376)	(436,462)	(458,838)	1,174,448		715,610
Non-controlling interests	-	-		-	19,356	19,356	-		19,356
Total shareholders’ equity/(deficit)	(21,722)	(654)		(22,376)	(417,106)	(439,482)	1,174,448		734,966
Total liabilities and shareholders’ equity/(deficit)	54,766	1,413		56,179	908,363	964,542	97,372		1,061,914

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2024

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	Distoken				Youlife		Actual Redemption
	Historical	Transaction Accounting Adjustments	Note	Pro Forma	Historical	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	-	-		-	1,585,640	1,585,640	-		1,585,640
Cost of revenue	-	-			(1,356,511)	(1,356,511)	-		(1,356,511)
Gross profit	-	-		-	229,129	229,129	-		229,129
Operating expenses
Selling and distribution expenses	-	-		-	(51,867)	(51,867)	-		(51,867)
Administrative expenses	(13,920)	-		(13,920)	(126,705)	(140,625)	6,354	AA	(123,487)
							9,824	BB
							960	DD
Research and development expenses	-	-		-	(10,017)	(10,017)	-		(10,017)
Total operating expenses	(13,920)	-		(13,920)	(188,589)	(202,509)	17,138		(185,371)
Loss from operations	(13,920)	-		(13,920)	23,704	15,095	17,138		43,758
Other income/(expenses)
Fair value losses	-	-		-	(21,248)	(21,248)	-		(21,248)
Other incomes	-	-		-	11,611	11,611	-		11,611
Other expenses	-	-		-	(422)	(422)	-		(422)
Loss on dissolution of subsidiaries and branches	-	-		-	(8,820)	(8,820)	-		(8,820)
Loss from disposal of equity investment	-	-		-	(59,018)	(59,018)	-		(59,018)
Financial income, net	14,282	759	aa	15,041	(3,941)	11,100	(15,041)	CC	(3,941)
Total other income, net	14,282	759		15,041	(81,838)	(66,797)	(15,041)		(81,838)
PROFIT (LOSS) BEFORE TAX	362	759		1,121	(41,298)	(40,177)	2,097		(38,080)
Income tax benefits/(expenses)	(90)	-		(90)	(11,090)	(11,180)	90	DD	(11,090)
Net profit (loss) for the year	272	759		1,031	(52,388)	(51,357)	2,187		(49,170)
Net profit attribute to non-controlling interests	-	-		-	(12)	(12)	-		(12)
NET PROFIT (LOSS) FOR THE YEAR FOR SHAREHOLDERS	272	759		1,031	(52,376)	(51,345)	2,187		(49,158)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	3,466,972
Basic and diluted net income (loss) per share, ordinary shares subject to possible redemption value	0.05
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,548,000
Basic and diluted net income (loss) per share, Non-redeemable ordinary shares	0.05
Weighted average number of ordinary shares - basic					221,777,718				76,048,501
Basic net earnings/(loss) per share					(0.24)				(0.65)
Weighted average number of ordinary shares - diluted					221,777,718				76,048,501
Diluted net earnings/(loss) per share					(0.24)				(0.65)

Unaudited Pro Forma Combined Statement of Operations

(Amounts in thousands of RMB, except share and per share data, or otherwise noted)

	For The Year Ended December 31, 2023			For The Year Ended December 31, 2023
				Actual Redemption
	Distoken	Youlife	Pro Forma Combined	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenue	-	1,365,865	1,365,865	-		1,365,865
Cost of revenue	-	(1,165,446)	(1,165,446)	-		(1,165,446)
Gross profit	-	200,419	200,419	-		200,419
Operating expenses
Selling and distribution expenses	-	(91,688)	(91,688)	-		(91,688)
Administrative expenses	(8,299)	(115,367)	(123,666)	1,207	AA	(121,071)
				1,388	CC
Research and development expenses	-	(12,285)	(12,285)	-		(12,285)
Total operating expenses	(8,299)	(219,340)	(227,639)	2,595		(225,044)
Loss from operations	(8,299)	(18,921)	(27,220)	2,595		(24,625)
Other income/(expenses)
Fair value gains	-	36,500	36,500	-		36,500
Other incomes	-	2,815	2,815	-		2,815
Other expenses	-	(2,220)	(2,220)	-		(2,220)
Gain on dissolution of subsidiaries and branches	-	29,312	29,312	-		29,312
Financial income, net	20,651	1,530	22,181	(20,651)	BB	1,530
Total other income, net	20,651	67,937	88,588	(20,651)		67,937
PROFIT BEFORE TAX	12,352	49,016	61,368	(18,056)		43,312
Income tax benefits/(expenses)	(3,088)	30,256	27,168	3,088	CC	30,256
Net profit for the year from continuing operations	9,264	79,272	88,536	(14,968)		73,568
Net profit from discontinued operations	-	17,774	17,774	-		17,774
Net loss attribute to non-controlling interests	-	(2,217)	(2,217)	-		(2,217)
NET PROFIT FOR THE YEAR FOR SHAREHOLDERS	9,264	99,263	108,527	(14,968)		93,559
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	5,570,867
Basic and diluted net income per share, ordinary shares subject to possible redemption value	1.15
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,476,329
Basic and diluted net income per share, Non-redeemable ordinary shares	1.15
Weighted average number of ordinary shares - basic		221,777,718				76,048,501
Basic net earnings per share		0.45				1.23
Weighted average number of ordinary shares - diluted		342,756,528				76,048,501
Diluted net earnings per share		0.29				1.23

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts in thousands, except share and per share data, or otherwise noted)

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Distoken will be treated as the “accounting acquiree” and Youlife as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Youlife issuing shares and warrants for the net assets of Distoken, followed by a recapitalization. The net assets of Distoken will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited historical balance sheet of Distoken as of December 31, 2024, with the audited historical consolidated balance sheet of Youlife as of December 31, 2024, assuming that the Transaction occurred on December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the audited historical statement of operations of Distoken for the year ended December 31, 2024, with the audited historical consolidated statement of operations of Youlife for the year ended December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited historical statement of operations of Distoken for the year ended December 31, 2023, with the audited historical consolidated statement of operations of Youlife for the year ended December 31, 2023, included elsewhere in this report, gives pro forma effect to the Transaction and related transactions as if they had occurred on January 1, 2023. These years are presented on the basis that Youlife is the acquirer for accounting purposes

The accounting adjustments for the Transactions consist of those necessary to account for the transaction. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Youlife and Distoken did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Youlife and Distoken.

The historical financial statements of Distoken presented and translated from U.S. dollars to Renminbi were made at a rate of US$1.0000 to RMB7.2993, the exchange rate in effect as of December 31, 2024, and at a rate of US$1.0000 to RMB7.0999, the exchange rate in effect as of December 31, 2023 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

The translations from U.S. dollars to Renminbi are as follows:

DISTOKEN ACQUISITION CORPORATION BALANCE SHEETS

(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2024
	USD	RMB
ASSETS
Current assets
Cash	15	110
Prepaid expenses	31	228
Total current assets	46	338
Investments held in Trust Account	7,457	54,428
TOTAL ASSETS	7,503	54,766

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	1,113	8,122
Chinese taxes payable	774	5,651
Advances from Sponsor	1	-
Promissory note – Sponsor	764	5,579
Extension Note – Sponsor	420	3,066
TOTAL LIABILITIES	3,072	22,425

Commitments and contingencies
Ordinary shares subject to possible redemption, 652,170 and 3,881,692 shares at $11.36 and $10.50 per share redemption value as of December 31, 2024 and December 31, 2023, respectively	7,407	54,063
SHAREHOLDERS’ DEFICIT
Ordinary shares, $0.0001 par value; 220,000,000 shares authorized; 2,548,000 issued and outstanding (excluding 652,170 and 3,881,692 shares subject to possible redemption) as of December 31, 2024 and 2023	—	2
Additional paid-in capital	—	—
Accumulated Deficit	(2,976)	(21,724)
TOTAL SHAREHOLDERS’ DEFICIT	(2,976)	(21,724)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	7,503	54,766

DISTOKEN ACQUISITION CORPORATION STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2024
	USD	RMB	USD	RMB
Operating and formation costs	1,169	8,299	1,907	13,920
Loss from operations	(1,169)	(8,299)	(1,907)	(13,920)
Other income:
Interest earned on investments held in Trust Account	2,909	20,651	1,957	14,282
Total other income	2,909	20,651	1,957	14,282
Income before benefit from (provision for) income taxes	1,740	12,352	50	362
Benefit from (provision for) income taxes	(435)	(3,088)	(12)	(90)
Net (loss) income	1,305	9,264	37	272
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption value	5,570,867	5,570,867	3,466,972	3,466,972
Basic and diluted net (loss) income per share, redeemable ordinary shares	0.16	1.15	(0.01)	(0.05)
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,476,329	2,476,329	2,548,000	2,548,000
Basic and diluted net (loss) income per share, Non-redeemable ordinary shares	0.16	1.15	(0.01)	(0.05)

2.	Adjustments to The Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Youlife Ordinary Shares outstanding, assuming the Transactions occurred on January 1, 2023. Upon the Closing, Youlife will newly issue 2,599,052 Class A Ordinary Shares in the form of Pubco ADSs to Sponsor and Distoken’s Public Shareholders and 2,704,949 Class A Ordinary Shares in the form of Pubco ADSs to PIPE investors.

Adjustments to The Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

a.	Reflects the subsequent receipt of Extension Funds amounted to US$90 (equivalent to RMB654) from Sponsor to deposit into the Trust Account, of which US$30 (equivalent to RMB218) received on January 24, 2025; US$30 (equivalent to RMB218) received on March 3, 2025; US$30 (equivalent to RMB218) received on April 22, 2025.

b.	Reflects the interest earned on Marketable securities held in Trust Account through April 30, 2025.

A.	Reflects 2,704,949 Class A ordinary shares that will be issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, par value $0.0001 per share, at a price of $10.00 per share, for an aggregate purchase price of $27,049 (equivalent to RMB197,442, in a private placement to be consummated simultaneously with the closing of the Business Combination).

B.	Reflects the reclassification of US$7,651 (equivalent to RMB55,841) held in Distoken’s Trust Account to cash.

C.	Reflects the reclassification of Distoken’s Ordinary Shares subject to possible redemption into Youlife Class A Ordinary Shares in the form of Pubco ADSs, at par value US$0.0001 per share.

D.	Reflects the reclassification of Distoken’s permanent equity and pro forma adjustments to accumulated deficit to reflect the following:

RMB’000
Reclassification of Distoken’s historical accumulated deficit to additional paid-in capital of the combined company as part of the Business Combination.	(22,378)
Reclassification of Distoken’s transaction related costs to additional paid-in capital in connection with the closing of the business combination	11,031
Conversion of Distoken’s Ordinary Shares into Youlife Class A Ordinary Shares in the form of Pubco ADSs	1
TOTAL	(11,346)

E.	Reflects the reclassification of the Youlife’s Ordinary Shares, which are held by the controlling shareholders of Youlife, into Youlife Class A ordinary shares in the form of Pubco ADSs and Class B ordinary shares in the form of Pubco ADSs, at par value US$0.0001, upon the consummation of Business Combination.

F.	Reflects the repayments of the Extension Note and Working Capital Loan Note from Sponsor at the consummation of the Business Combination.

G.	Reflects the settlement of approximately RMB15,107 of total Youlife’s transaction costs for legal and adivsory fees related to the Business Combination,of which 1) approximately RMB6,354 was paid and accounted as expenses as of December 31, 2024, 2) approximately RMB949 was accrued and accounted as expenses as of December 31, 2024, and 3) the total RMB15,107 will be subsequently classified to additional paid-in capital at the time of the consummation of the Business Combination.

The details refer to below table:

		Statement of operations For the Year ended	Statement of operations For the Year Ended	Balance sheet as of	Actual Redemption
		December 31, 2023	December 31, 2024	December 31, 2024	Per Proforma adjustment (G)
		Paid and Accrued			Unpaid
	Total Transaction Cost	Charge to profits & loss	Charge to profits & loss	Charge to Trade and bills payables	Charge to profits & loss	Charge to Deferred transaction cost against APIC
Legal fee	14,158	-	6,354	-	-	14,158
Advisory fee	949	-	-	949	-	949
Total	15,107	-	6,354	949	-	15,107

H.	Reflects the settlement of approximately US$4,781 (equivalent to RMB34,894) of total Distoken’s estimated transaction costs for advisory, legal, accounting and appraisal fees related to the Business Combination, of which 1) approximately US$456 (equivalent to RMB3,331) was paid and accounted as expenses as of December 31, 2024, 2) approximately US$860 (equivalent to RMB6,274) was accrued and accounted as expenses as of December 31, 2024, and 3) the total US$4,781 (equivalent to RMB34,894) will be subsequently classified to additional paid-in capital at the time of the consummation of the Business Combination.

The details refer to below table:

		Statement of operations For the Year ended	Statement of operations For the Year ended	Balance sheet as of	Actual Redemption
		December 31, 2023	December 31, 2024	December 31, 2024	Per Proforma adjustment (H)
		Paid and Accrued			Unpaid
	Total Transaction Cost	Charge to profits & loss	Charge to profits & loss	Charge to Trade and bills payables	Charge to profits & loss	Charge to Deferred transaction cost against APIC
Advisory Fee	20,145	-	-	-	-	20,145
Legal fee	12,591	1,207	2,048	5,618	-	12,591
Accounting fee	1,209	-	993	217	-	1,209
Appraisal fee	949	-	509	439	-	949
Total	34,894	1,207	3,550	6,274	-	34,894

I.	Reflects the payment in funds from the Trust Account of US$7,129 (equivalent to RMB52,039) due to the actual redemption of 601,118 ordinary shares of Distoken on May 30, 2025.

Adjustments to The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 of Youlife and Distoken are as follows:

AA.	Reflects the reclassification of RMB6,354 Youlife’s paid transaction costs into Youlife’s additional paid-in capital of the combined company as part of the Business Combination.

BB.	As discussed in Note (H) above, approximately US$1,346 (equivalent to RMB9,824) was accounted as expenses as of December 31, 2024, which will be reclassified to additional paid-in capital at the time of the consummation of the Business Combination.

CC.	Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.

DD.	Reflects an adjustment to eliminate tax expenses imposed on interest income.

Adjustments to The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 of Youlife and Distoken are as follows:

AA.	As discussed in Note (H) above, approximately $170 (equivalent to RMB1,207) was accounted as expenses as of December 31, 2023, which will be reclassified to additional paid-in capital at the time of the consummation of the Business Combination.

BB.	Reflects an adjustment to eliminate interest income earned from marketable securities held in trust account as of the beginning of the period.

CC.	Reflects an adjustment to eliminate tax expenses imposed on interest income.